Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES CLOSING OF
$420 MILLION FANNIE MAE CREDIT FACILITY
Houston, TEXAS (April 17, 2009) — Camden Property Trust (NYSE: CPT) today announced the closing of a $420 million secured credit facility with Red Mortgage Capital, Inc., a Fannie Mae DUS® lender. The ten-year facility has a fixed annual interest rate of 5.12% with payments of interest only, and matures on May 1, 2019. The loan is secured by 11 multifamily communities.
Camden intends to use the proceeds from this credit facility for the pay down of amounts outstanding under its revolving line of credit, retirement of existing debt and for general corporate purposes. Prior to this transaction, the Company retired $46 million of secured mortgage debt which was scheduled to mature in early 2010.
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 181 properties containing 62,903 apartment homes across the United States. Upon completion of five properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at camdenliving.com.
DUS is a registered mark of Fannie Mae. Unauthorized use of this mark is prohibited.